September 30, 2020 ANNUAL MEETING OF STOCKHOLDERS CYDY : OTCQB The pursuit of precision medicine Exhibit 99.1

Accomplishments over the past 12 months of the CytoDyn Team Clinical trials (2020) 1) Completed a Phase 3 investigational trial in HIV (monotherapy). 2) Initiated & enrolled 10 patients in a Phase 2 basket trial in cancer for 22 solid tumor cancers. 3) Initiated and completed a Phase 2 in COVID-19. 4) Initiated a Phase 3 in COVID-19 severe/critical population with interim analysis a few days away. 5) According to doctors and patients involved, we saved lives of many COVID-19 severe/critical population by making leronlimab available under eIND for over 60 patients. Many patients credited our press releases for learning about leronlimab’s potential in COVID-19. 6) BLA planned for re-submission to FDA in 2020 and also submission to other countries. Licensing agreements Completed two licensing agreements for the future launch and commercialization in U.S. upon approval. HIV: Includes $4.5 million equity purchase future milestone payments of $87 million and 50% sharing of revenues. COVID-19: Immediate distribution network available with American Regent, a Daiichi Sankyo Group Company. Share price, liquidity and market cap (2020) Trading volume in terms of dollars totaled approximately $90 million in 2019. Through first 10 months of 2020, trading volume totaled over $4 billion. Market cap peaked at approximately $6 billion, currently at approximately $2 billion, a 20x increase over a year ago. Fund-raising Effectiveness of capital raising resulted in material reduction in dilution 2018 and 2019- Raised ~ $112 million – Share diluted ~ 397 million 2020 (10 months)-Raised ~ $100 million – Shares diluted ~ 28 million PR/IR activities (2020) Total number of shareholders one year ago approx. 3,500 Total number of shareholders now is approximately 43,000 On Oct-18-2019 the CYDY stock hit a low of $ 0.26 On June-30-2020 the CYDY stock hit a high of $10.01

Clinical Update COVID-19 – Phase 2, CD10 (mild-to-moderate) – Population Description 1 mITT – Modified Intent To Treat 2 PP – Per Protocol 86 patients were randomized but only 84 received treatment Two populations for all the analysis (mITT1 and PP2) mITT= 84 patients – 56 leronlimab vs 28 placebo PP= 69 patients – 46 leronlimab vs 23 placebo Mild-to-Moderate CD-10 Trial n Control Leronlimab Modified Intent to Treat population 84 28 56 Baseline Total Symptom Score >4 45 15 30 Baseline Total Symptom Score <4 to >1 31 10 21 Baseline Total Symptom Score = 0 8 3 5

Clinical Update COVID-19 – Phase 2, CD10 (mild-to-moderate) – Safety Leronlimab Placebo 5 patients had 8 SAEs 6 patients had 11 SAEs 5 patients out of 56 ~ 9% 6 patients out of 28 ~ 21% 8 SAE among 56 ~ 14% 11 SAEs among 28 ~ 39% 96 AEs events in both arm ~ 33.9% 96 AEs events in both arm ~ 50% 1 mITT – Modified Intent To Treat 2 PP – Per Protocol

Clinical Update COVID-19 – Phase 2, CD10 (mild-to-moderate) – Primary Endpoint Leronlimab Placebo At Day 3 - mITT Patients had improvement ~ 63% At Day 3 - mITT Patients had improvement ~ 56% At Day 3 – PP Patients with Total Symptom score ≥ 4 Improved ~ 90% At Day 3 – PP Patients with Total Symptom score ≥ 4 Improved ~ 71% At Day 14 – PP Patients with Total Symptom score ≥ 4 Improved ~ 96.3% At Day 14 – PP Patients with Total Symptom score ≥ 4 Improved ~ 92.9% 1 mITT – Modified Intent To Treat 2 PP – Per Protocol

Clinical Update COVID-19 – Phase 2, CD10 (mild-to-moderate) – Secondary Endpoint (NEWS2) NEWS2 National Early Warning Score 2 Based on: Respiration rate, oxygen saturation, any supplemental oxygen, temperature, systolic blood pressure, heart rate, level of consciousness mITT1 – Day 3Leronlimab ~ 38% vs Placebo ~ 16% p = 0.0675 mITT – Day 14Leronlimab ~ 50% vs Placebo ~ 21% p = 0.0223 PP2 – Day 3Leronlimab ~ 42% vs Placebo ~ 14% p = 0.0282 PP – Day 14Leronlimab ~ 55% vs Placebo ~ 23% p = 0.0185 1 mITT – Modified Intent To Treat 2 PP – Per Protocol

Clinical Update COVID-19 – Phase 2, CD10 (mild-to-moderate) – Other Secondary Endpoint Leronlimab Placebo Incidences of hospitalization ~ 1.79% Incidences of hospitalization ~ 10.71% Need for mechanical ventilation 1/56 ~ 1.79% Need for mechanical ventilation 1/28 ~ 3.57% Did not need oxygen use ~ 83.93% Did not need oxygen use ~ 78.57% 1 mITT – Modified Intend To Treat 2 PP – Per Protocol

Clinical Update COVID-19 – CD10 Results Used to Design a Phase 3 and a New Phase 2 Next step after CD10 positive results Pursuing Phase 3 for moderate population in COVID-19 Pursuing Phase 2 for Long Hauler population in COVID-19 Pursuing EAMS (Early Access Medicine Scheme) in UK by applying first for PIM (Promising Innovating Medicine) Pursing EUA in Philippines

Clinical Update COVID-19 – Phase 2b/3, CD12 (severe-to-critical) – Update Regulatory agency Update FDA ~220/390 Patients enrolled/total patients for trial Safety look after 100 was positive Interim after 195 (total death ~ 45) Interim analysis in October 2020 MHRA Five sites are ready to initiate trial

Clinical Update HIV – Combination (BLA submission) and Monotherapy (Phase 3) HIV Country Regulatory agency Meeting request Timeline US FDA BLA submission 2020 UK MHRA1 Pre-BLA meeting Oct 22 is CytoDyn’s pre-BLA meeting requested from MHRA EU EMA2 Pre-BLA meeting  Preparing to file Canada HEALTH CANADA NDS (New Drug Submission)  Pre-application has been filed 1 Medicine and Health product Regulatory Agency 2 European Medicine Agency

Clinical Update CANCER – Phase 1b/2 and Phase 2 Basket Trial Basket Trial 11 enrolled - 70 Screened 9 Pending eligibility 1 site (5 sites in selection process) Compassionate Use – mTNBC 14 enrolled - 66 screened 16 pending eligibility 2 sites (4 sites in selection process) eIND – Any stage 4 cancer 1 patient Phase 1b/2 – mTNBC 3 enrolled – 3 screened 6 sites (8 sites in selection process) Breakthrough Therapy Designation CT scan MRI (CTC-CAML)-Currently analysis is being performed Breakthrough Therapy Designation mTNBC (6 months with Carboplatin + Leronlimab) – we need 5 patients We have one

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – NASH Potential role of leronlimab in NASH “CCR5 plays a central role in all the events related to liver matrix remodeling and it has been observed that patients with chronic liver disease present high levels of CCR5 and CCL5.”  “Our result suggests that in early NASH, HSCs secrete Ccl5 which contributes to a broad array of mechanisms by which hepatic steatosis and inflammation are achieved.” “Our data indicate that chemokine (C-C motif) ligand 5 (Ccl5, a.k.a. Rantes) is one of the HSC-secreted mediators in NASH that directly induce steatosis and pro-inflammatory factors in initially healthy hepatocytes.” From Dr. Ken Sherman: "It is possible that someday all patients with HIV may be treated with a blocking agent as part of their HIV drug cocktail designed to protect the liver and regain and maintain liver health," Dr. Ken Sherman suggests. https://www.nature.com/articles/s41598-018-25699-9

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – CANCER Potential role of leronlimab in CANCER CCR5 is highly expressed in glioblastoma and is associated with poor prognosis of patients. CCL5/CCR5 is suggested to be an excellent new target for glioblastoma therapy. The molecular mechanisms, by which chemoattractant and receptor respond within the complex tissue microenvironment to promote cancer stem cells and tumour heterogeneity, should be considered in forthcoming studies.” https://pubmed.ncbi.nlm.nih.gov/31747383/ “These results indicate that the expression of RANTES is directly correlated with a more advanced stage of disease, suggesting that RANTES may be involved in breast cancer progression. Moreover, it is possible that in patients diagnosed with benign breast disorders, RANTES expression may be indicative of an ongoing, but as yet undetectable, malignant process.” https://cancerres.aacrjournals.org/content/59/18/4681.short “Pathologic expression of CCR5 upon cellular transformation occurs in many types of cancer (Fig. 1C). CCR5 expression induced by transformation imbues the cell with dramatic alteration in gene expression, motility, and homing behavior to metastatic sites.”  https://cancerres.aacrjournals.org/content/79/19/4801 “CCL5 exerts proangiogenic effects by promoting endothelial cell migration, spreading, neovessel formation, and vascular endothelial growth factor (VEGF) secretion. Moreover, tumor cells, upon CCL5 stimulation, can produce VEGF or, by secreting CCL5, may recruit CCR5-expressing TAMs [19,34]. In turn, by secreting VEGF, TAMs can induce angiogenesis [18,30,35]. Thus, targeting tumor-promoting TAMs, which are now considered to be the major players in the regulation of tumor angiogenesis, may represent an attractive new therapeutic strategy.” https://www.mdpi.com/1422-0067/19/5/1477/htm

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – MULTIPLE SCLEROSIS (MS) Potential role of leronlimab in MULTIPLE SCLEROSIS (MS) “Thus, chemokines appear to be associated with MS and an increased chemokine expression may further enhance disease progression by attracting more leukocytes into the brain parenchyma and by activation of effector functions of astrocytes and microglial cells.” https://onlinelibrary.wiley.com/doi/full/10.1046/j.1365-2249.2000.01334.x “Individuals homozygous for a polymorphism in the CCR5 gene (CCR5D32) do not express a functional receptor, and although they are not protected from MS, they do exhibit a later age of disease onset and a lower risk of clinical recurrent disease activity.” https://www.rndsystems.com/resources/articles/chemokine-receptors-and-multiple-sclerosis-pathogenesis “Both MIP‐1β as well as RANTES were found to be significantly elevated in brain tissue of MS patients.” https://onlinelibrary.wiley.com/doi/full/10.1046/j.1365-2249.2000.01334.x “CCR5 expression was increased during relapse, compared with control individuals. During remission, CCR5 values decreased, suggesting an association of CCR5+ T cells with disease activity.” https://jamanetwork.com/journals/jamaneurology/fullarticle/780942 “The cerebrospinal fluid (CSF) of patients with relapsing-remitting MS has CCR2+CCR5+ TH1 cells during a relapse; CCR5+CD8+ T cells and CCR5+ monocytes are higher in the CSF than in the blood of patients with the disease, and CCR5 is expressed in inflammatory cells infiltrating the CNS in vivo (17, 18). CCR5 is also expressed on immune cells within inflammatory lesions in MS and may contribute to recruitment of these cells to the inflamed tissue or to their activation. Finally, the expression of CCR5 ligands has been shown at sites of inflammation in MS (19). Interestingly, MS can develop in people who are homozygous for the CCR5Δ32 mutation. The CCR5Δ32 allele is not associated with MS risk (20, 21), but the disease seems to be less severe in carriers of the allele (22), suggesting that CCR5 antagonists might diminish disease activity.” https://www.frontiersin.org/articles/10.3389/fimmu.2017.01981/full

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – AUTOIMMUNE DISEASES Potential role of leronlimab in AUTOIMMUNE DISEASES “CCR5 may also have a role in autoimmune diseases. In rheumatoid arthritis, increased levels of CCR5 ligands CCL3, CCL4, and CCL5 are found in the synovial fluid (37, 38), and the CCR5Δ32 variant seems to protect from the disease (39). https://www.frontiersin.org/articles/10.3389/fimmu.2017.01981/full “The predominance of CCR5‐positive mononuclear cells in the synovial effusions of patients with arthritis suggests an important role for CCR5 in the process of joint inflammation, and identifies CCR5 as a possible new target for therapeutic intervention.” https://onlinelibrary.wiley.com/doi/abs/10.1002/1529-0131(199905)42:5%3C981::AID-ANR17%3E3.0.CO;2-4 “CCL5 expression is increased in inflammatory bowel disease (IBD), likely pointing to a contribution by CCL5 in the progressive tissue destruction during the inflammatory processes (45). A recent investigation provided evidence that blocking CCR5 either by genetic ablation or by pharmacological inhibition with maraviroc rescued mice from colitis in both acute and chronic models (46).” https://www.frontiersin.org/articles/10.3389/fimmu.2017.01981/full “In summary, CCR5 regulates recruitment of blood leukocytes into the colon indicating that targeting CCR5 may offer therapeutic options in IBDs.” https://www.nature.com/articles/srep30802

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – GvHD Potential role of leronlimab in GvHD “Longer follow-up reveals a sustained reduction in acute GVHD incidence in maraviroc-treated patients compared with the control cohort, with a stronger effect on visceral vs skin GVHD and importantly no adverse impact on disease relapse, infections, or immune recovery. Thus, these data add further support that CCR5 blockade protects against GVHD.” https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5314813/ “Importantly, although CCR5 deficiency affects lymphocyte trafficking to target tissues, T cells would still be able to recognize pathogen-derived antigens.5 Furthermore, humans with CCR5 deficiency are not grossly susceptible to infections, and in fact, we observed no increase in infection rate with maraviroc in our study. This suggests that maraviroc can dampen alloreactive T-cell responses while not impairing immunity against infections.” https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5314813/ “CCR5 is a marker for GVHD effector cells and that CCR5+ T cells are active participants in the pathogenesis of human acute GVHD.” https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3182111/

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – Stroke and Traumatic Brain Injury Potential role of leronlimab in Stroke and Traumatic Brain Injury “CCR5 is uniquely expressed in cortical neurons after stroke.” “Post-stroke neuronal knockdown of CCR5 in premotor cortex leads to early recovery of motor control.” “In a large clinical cohort of stroke patients, carriers for a naturally occurring loss-of function mutation in CCR5 (CCR5-D32) exhibited greater recovery of neurological impairments and cognitive function.” “CCR5 is a translational target for neural repair in stroke and TBI and the first reported gene associated with enhanced recovery in human stroke.” “Stroke and traumatic brain injury (TBI) are the leading causes of adult disability due to limited neurological recovery. Approximately 50%–60% of patients continue to experience motor impairments after stroke (Schaechter, 2004). 43% of those hospitalized for TBI suffer long-term disability (Ma et al., 2014).” “There have been no medical therapies developed to promote recovery in these conditions.” https://www.sciencedirect.com/science/article/pii/S0301008204000565 CCR5 is differentially upregulated in neurons after stroke. Knockdown of CCR5-induces motor recovery after stroke and improves cognition after TBI Treatment with an FDA-approved drug, maraviroc induces recovery after stroke and TBI Human carriers for CCR5delta32 have better outcomes after stroke There have been no medical therapies to promote recovery in TBI and stroke. Current trial status with leronlimab One patient – One very strong anecdotal data

Clinical Update CCR5 use in other indications – Potential indication for leronlimab – SEPSIS & SEIZURES Potential role of leronlimab in SEPSIS CCR5-deficient mice are largely resistant to lethal S. aureus infection, highlighting the importance of CCR5 targeting in S. aureus pathogenesis. Thus, depletion of CCR5+ leukocytes by LukED suggests a new immune evasion mechanism of S. aureus that can be therapeutically targeted. https://www.nature.com/articles/nature11724 Potential role of leronlimab in SEIZURES “Decrease in CCR5 in circulating cells strongly protected from excitotoxin-induced seizures, BBB leakage, CNS injury, and inflammation, and facilitated neurogenic repair.” https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3023386/

Past Publications and Abstracts HIV Monotherapy – CD01 Phase 1: Jacobson et al, J.Infect. Dis 198:1345, 2008 Phase 2a (single dose): Jacobson et al, AAC, 54:4137, 2010 Phase 2a (variable dose): J Infect Dis. May 15; 201(10): 1481–1487, 2010   GvHD https://www.bbmt.org/article/S1083-8791(17)30810-8/fulltext   ASM 2016 – CD01, HIV, Monotherapy 2017 – CD02, HIV, Phase 3, Interim results 2018 – CD02, HIV, Phase 3 efficacy results only 2019 – CD02, HIV, Phase 3 efficacy and safety 24-week results   CROI 2017 – Monotherapy (2 years) 2019 – Monotherapy (350, 525, 700 mg) 2020 - Late breaker accepted then cancelled due to advance press release issuance Leronlimab Past and Future Publications/Conference Presentations Future Publications and Abstract HIV CD01, Phase 2 ext-Monotherapy (5 patients pass 6 years) CD02, Phase 3, with primary endpoint achieved CD03, Phase 3 ext-Monotherapy (over 200 reached ~ a year and over 40 pass 2 years with many pass 3 years) PrEP – Animal study Cure – Animal study   COVID-19 – Publications submitted eIND – 11 patients-Dr. Harish Seethamraju eIND – 30 patients -Dr. Otto Yang eIND – 4 patients-Dr. Nicholas Agresti CD10 – Phase 2, lead author is Dr. Seethamraju* *not submitted yet   Abstract accepted for presentation Therapeutics for COVID-19

Revenue Potential Post Approval From Multiple Patient Categories

CytoDyn

	2020	2021
Number of Patients Treated, ART (N)	**788,374**	**815,875**
Single-Tablet Regimens (STRs)	**514,020**	**564,586**
NNRTI-based STRs	**152,945**	**150,121**
Atripla (efavirenz/emtricitabine/TDF)	51,244	18,765
generic efavirenz/emtricitabine/TDF	-	23,660
Complera (rilpivirine/emtricitabine/TDF)	14,979	13,054
Odefsey (rilpivirine/emtricitabine/TAF)	71,742	76,692
doravirine/lamivudine/TDF	14,979	17,949
INI-based STRs	**251,491**	**268,423**
Stribild (elvitegravir/cobicistat/emtricitabine/TDF)	18,133	17,133
Genvoya (elvitegravir/cobicistat/emtricitabine/TAF)	78,837	81,588
Triumeq (dolutegravir/abacavir/lamivudine)	35,477	34,267
dolutegravir/lamivudine	59,128	64,454
bictegravir/emtricitabine/TAF	59,916	70,981
PI-based STRs	**36,265**	**38,346**
Prezista STR (darunavir/cobicistat/emtricitabine/TAF)	36,265	38,346
NRTI-free STRs (Short- and Long-Acting)	**73,319**	**107,696**
dolutegravir/rilpivirine	45,726	61,191
cabotegravir/rilpivirine	27,593	46,505
Multiple-Pill Regimen Components	**274,354**	**251,290**
Fixed-Dose NRTI Backbones and NRTIs	**275,143**	**267,607**
Truvada (emtricitabine/TDF)	81,991	30,187
generic emtricitabine/TDF	-	51,400
Descovy (emtricitabine/TAF)	96,970	98,721
Epzicom (abacavir/lamivudine)	3,153	1,632
generic abacavir/lamivudine	22,863	17,133
Viread (TDF)	6,307	4,079
generic TDF	25,228	24,476
Other Fixed-Dose NRTI Backbones	3,153	3,264
Other NRTIs	35,477	36,714
NNRTIs	**25,228**	**22,029**
Sustiva (efavirenz)	788	816
generic efavirenz	2,365	2,448
Intelence (etravirine)	1,577	816
Edurant (rilpivirine)	1,577	816
MK-1439 (doravirine)	18,133	16,318
generic nevirapine	788	816
PIs	**137,965**	**128,500**
Prezista (darunavir)	3,942	2,448
generic darunavir	42,572	44,057
Prezcobix (darunavir/cobicistat)	18,133	16,318
Reyataz (atazanavir)	7,095	2,448
generic atazanavir	15,767	13,870
Evotaz (atazanavir/cobicistat)	13,402	12,238
Kaletra (lopinavir/ritonavir)	1,577	816
generic lopinavir/ritonavir	10,249	10,198
generic fosamprenavir	1,577	1,632
Other PIs	23,651	24,476
INIs	**111,161**	**100,353**
Tivicay (dolutegravir)	67,012	62,822
Isentress (raltegravir)	44,149	37,530
Number of Patients Treated, Add-on & Salvage Therapies (N)	**85,933**	**49,768**
Attachment, Entry, and Fusion Inhibitors	**18,921**	**17,949**
Fuzeon (enfurvitide) – Selzentry – Fostemsavir-Ibalizumab	-	-
Pharmacokinetic Enhancers (Boosters)	**67,012**	**31,819**

SCENARIO A

Add PRO 140 to any STR

Most Likely:
1) ~100% suppression rate
2) Very few switches
3) Adherence increases dramatically
4) Resistance almost zero
5) Side effect + toxicity added by PRO 140 is almost zero

SCENARIO B

Add PRO 140 to any 2 pill-combination or to any 1 pill

New HAART with 2 pill combination acting as STR like the above
Example: **Truvada + PRO 140**

or

2 combination that acts as HAART.
Example: **Dolutegravir + PRO 140**

POSSIBLY: ~100% SUPPRESSION RATE

SCENARIO C

PRO 140 use as "add-on" to any combination

20

Year Total traded $-Traded Total ($) Raised Total Dilution 2008 1,319,100 570,593 1,268,000 2009 1,443,800 1,303,837 2,222,200 2010 2,494,400 3,997,954 2,181,000 2011 5,734,100 14,358,161 4,431,861 2012 9,448,600 13,992,695 6,156,750 33,658,389 2013 6,446,800 6,101,525 15,858,500 25,457,786 2014 15,181,700 13,258,855 2,777,333 3,025,985 2015 20,628,700 18,005,475 24,693,613 50,852,916 2016 68,135,900 65,431,355 33,397,503 59,521,163 2017 48,672,800 32,031,997 22,504,057 67,054,821 2018 70,710,900 40,384,985 48,939,013 203,894,671 2019 185,081,500 92,052,061 58,214,271 193,060,864 2020-Sep-25 1,161,788,000 4,070,752,199 99,724,991 28,372,809 Trading History – Fund Raising - Dilution

Clinical: Conclude CD12 Phase 3 trial for COVID-19 (severe/critical) Initiate Phase 2 trial for COVID-19 Long Haulers Initiate Phase 3 trial for COVID-19 Moderate Initiate Phase 3 trial for NASH Regulatory: Complete HIV BLA filing Advance COVID-19 CD10 and CD12 results towards approval New Indications: Accelerate the evaluation of multiple sclerosis, stroke, traumatic brain injury, sepsis, seizures, and various autoimmune diseases Corporate Priorities: 2020 - 2021